EMPLOYMENT AGREEMENT
("AGREEMENT")

THIS AGREEMENT is made and entered into as effective as of __________, 2012, by and between Litigation Dynamics, Inc. a Texas corporation (the "Company"), and Michael Moore (the "Employee").

WHEREAS, the Employee and the Company desire to establish an employment relationship and to set forth in an agreement the terms and conditions of such employment;

NOW, THEREFORE, in consideration of the premises hereof, the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. **Employment and Term of Employment.**

The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve the Company, as Chief Operations Officer on the terms and conditions set forth herein. Employee shall be employed for a period beginning January, 2012 through January, 2013 (the "Expiration Date"), unless sooner terminated or extended as hereinafter set forth.

2. **Positions and Duties.**

(a) **Position as Employee.** The Employee shall devote time, attention, knowledge, skills and efforts to the business and affairs of the Company. The Employee shall use his best efforts to advance the best interests of the Company, The Employee shall report to the Chief Executive Officer unless otherwise designated from time to time for the purpose of advancing the interests of the Company. The Employee shall at all times perform his duties hereunder diligently and exert his best efforts to accomplish the duties necessary to meet the goals and objectives of the Company. The principal location at which Employee shall perform all services for the Company shall be in Houston, Texas at its business premise.

3. **Compensation.**

(a) **Base Salary.** The Employee shall be paid a base salary at a rate of $165,600 per annum (the "Base Salary"), in accordance with the Company's normal payroll practices. All compensation paid to the Employee under this Agreement, including payment of salary and taxable benefits shall be subject to such withholdings as may be required by law or Company's general practices. The Employee understands that he shall only be entitled to the compensation and benefits as set forth in this Agreement and that may also otherwise be offered to employees consistent with normal and customary practices of the Company including but not limited to stock or stock option awards, health and welfare benefits, and 401K plans.

(b) **Bonus.** The Employee shall be eligible to receive an end of year annual discretionary bonus (payable within ninety (90) days after the end of each fiscal year). This bonus is targeted to be in the range of 25 – 50% of the Employee's base salary depending on Company and Employee performance. Such bonus award will be based upon Board of Directors' guidelines and approval to pay. Also, such bonus awards, if applicable, will be pro-rated based on length of employment for any partial year of service.

(c) **Options.** VR Holdings, Inc. anticipates to develop a stock option plan and once it is developed and approved by the Board of Directors of VR Holdings, Inc., the Employee will be granted, under this Agreement, a stock option plan. The terms of the stock option plan shall be negotiated in the future.

(d) **Vacation.** The Employee will be entitled to three weeks or 15 business days of vacation during each calendar year of full employment, exclusive of legal holidays. Up to and including five vacation days that are not used during a calendar year will rollover to the following calendar year. For each year of service, a bank of 5 days for each year may be accrued as a rollover for each year of service to the company, with a maximum of 50 days capable of being stored in the bank.

(e) **Prerequisites.** The aforementioned compensations in 3.a, 3.b and 3.c shall not be effective unless the Company starts earning revenue. Instead, the Employee shall be compensated only with fifty percent(50%) of the Base Salary.

4. **Termination.**

(a) **Disability.** If, as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full time basis for either (i) sixty (60) consecutive business days (the sixty days shall not include days that Employee is absent from his duties on a full time basis as a result of such non-illness related activities, including but not limited to business travel, normal vacation time, and legal and business holidays) during any rolling twelve (12) month period or (ii) ninety (90) business days in the aggregate (this shall not include days that Employee is absent from his duties on a full time basis as a result of such non-illness related activities, but not limited to these defined hereunder, as business travel, normal

vacation time, and legal and business holidays) during any twelve (12) month period ("Disability"), the Company may terminate the Employee's employment hereunder.

(b) **Termination by the Company.** The Company may terminate the Employee's employment hereunder at any time for Cause (as hereinafter defined) or for any other reason or no reason. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder upon proof of: (i) acts of fraud or any material acts of dishonesty by the Employee, or misappropriation of funds or property of the Company by Employee; (ii) the Employee's willful failure to faithfully perform his duties and responsibilities; (iii) negligent performance of his duties and responsibilities where such negligence results in or threatens a material adverse impact on the Company; (iv) the violation by the Employee of the provisions of Sections 6 or 7 hereof; (v) conviction of a felony or a misdemeanor involving moral turpitude; or (vi) drug or alcohol abuse by Employee that impedes Employee's job performance or brings Employee into disrepute in the community.

(c) **Termination by the Employee.** The Employee may terminate his employment hereunder upon 60 days advance written notice for any reason.

(d) **Notice of Termination.** Any termination by the Company pursuant to subsection (a) or (b) above or by the Employee pursuant to subsection (c) above shall be communicated by written notice of termination to the other party hereto.

5. **Compensation Upon Termination.**

If the Employee's employment with Company is terminated for Cause or for Disability, or if the Employee dies or if the Employee terminates his employment with Company for any reason or no reason, then the Company shall pay the Employee his Base Salary for three months from the date on which his employment is terminated at the rate in effect at the time written notice of termination is given. The Company shall then have no further obligations to the Employee under this Agreement. If Employee's employment is terminated by the Company without Cause prior to the Expiration Date of this Agreement then the Company shall pay the Employee six (6) months' base compensation as severance compensation (subject to Employee signing a customary form of release of the Company).

6. **Non-Competition.**

(a) **Business Relationships and Goodwill.** The Employee acknowledges and agrees that as an employee and representative of the Company, the Employee will be responsible for building and maintaining business relationships and goodwill with current and future customers, clients, and prospects on a personal level. The Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, the Employee, and these persons or entities. The Employee acknowledges and agrees that this special relationship of trust and confidence between the Company, the Employee, and current and future customers, clients, and prospects creates a high risk and opportunity for the Employee to misappropriate these relationships and the goodwill existing between the Company and such persons and entities.

(b) **Consideration.** The Employee acknowledges and agrees that he has received and will receive substantial, valuable consideration for the agreements set forth in this section, including, but not limited to, access to Confidential Information, as defined above, or compensation and benefits as described herein. The Employee acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this section.

(c) **Scope of Non-Competition Obligation.** In consideration for the valuable consideration described above, the Employee acknowledges and agrees that for a period of twenty-four (24) months following the termination of this Agreement by either party, for whatever reason, the Employee will not solicit business, from any person, company, or business that was or is a client, Customer, or prospect of the Company ("Restricted Customer"). A person or entity is contemplated to be a Restricted Customer if Company has taken steps with the direct objective of obtaining business from such person or entity, which may, but need not, include internal proposals or presentations, proposals or presentations to such person or entity or negotiations with such person or entity. The Employee further acknowledges and agrees that for a period of twenty-four (24) months following the termination of this Agreement, for whatever reason, the Employee will not engage in the Same or a Similar Business as the Company, including working for any company or business as an agent, consultant, partner, employee, officer, shareholder or independent contractor, in the Market Area, as that term is defined herein. The Employee acknowledges and agrees that these non-competition agreements shall survive any termination of this Agreement and shall be fully enforceable by the Company or its successor or assignee subsequent to the termination of the Employee's employment, regardless of the reason for such termination.

(d) **Definitions.** For purposes of this section, the following definitions shall apply:

The term "Same or a Similar Business as the Company" shall be defined as a "retail electric provider," or any other business in which the Company engages during the term of this Agreement.

The term "Market Area" shall be defined as each geographical location in which the Company is currently and actively carrying out business as of the date of Employee's termination of employment with the Company, including without limitation the deregulated energy market of Texas.

7. **<u>Non-Interference; Non-Disclosure.</u>**

(a) **Non-Interference**. The Employee agrees that for a period of twenty-four (24) months subsequent to the termination of this Agreement (whether such termination occurs at the insistence of the Company or the Employee), the Employee shall not solicit or recruit, directly or by assisting others, any other employees of the Company, nor shall the Employee contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company.

For purposes of this covenant, "other employees" shall refer to employees who are actively employed by, or doing business with, the employer at the time of the attempted recruiting or hiring. The Employee acknowledges and agrees that these non-interference agreements shall survive the termination of this Agreement and shall be fully enforceable by the Company or its successor or assignee subsequent to the termination of the Employee's employment, regardless of the reason for such termination.

(b) **Non-Disclosure.** The Company and Employee agree that during the course of his employment, Company will provide confidential information to the Employee. During and after his employment by the Company, the Employee agrees that he shall not directly or indirectly disclose any Confidential Information, as defined in this section, unless such disclosure is (i) to an employee of the Company or its subsidiaries; (ii) to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of his/her duties as an employee of the Company; (iii) authorized in writing by the Company; or (iv) required by any Court or administrative agency.

In the event that this Agreement is terminated for any reason, the Employee agrees that he shall, within seventy-two (72) hours of the effective date of termination (or sooner if requested by the Company), return any and all records, files, documents, materials, resumes, copies, equipment, literature, data, information, audio or videotapes, order forms, memoranda, correspondence, customer lists or information, prospect lists or information, financial statements or information pertaining to the Company, its customers, clients or prospects, loan documents, deposit records, loan records, agreements, contracts, orders, records, policy or procedure manuals or memoranda, cards or notes acquired, compiled or coming into the Employee's knowledge, possession or control in connection with his activities as an employee of the Company, as well as all machines, parts, equipment or other materials received from the Company or from any of its customers, clients or prospects in connection with such activities.

The Employee acknowledges and agrees that these non-disclosure agreements shall survive any termination of this Agreement and shall be fully enforceable by the Company or its successor or assignee subsequent to the termination of the Employee's employment, regardless of the reason for such termination.

For purposes of this Agreement, the term "Confidential Information" shall be defined as information in the possession of, prepared by, obtained by, or compiled by the Company which is not generally available to the public. "Confidential Information" shall include information pertaining to, but not limited to: customer lists, bid policies and practices, pricing information, financial and other data, contract information, employee lists, manuals, documentation, forms, contracts, agreements, literature, sources of supply, specifications, techniques, engineering, training methods, procedures, systems, data, computer software programs, source codes, hardware development, plans, processes, inventions, discoveries, proprietary technology, methods, trademarks, trade secrets, know-how, corporate books and records, other information concerning Company's business or assets or financial condition and evaluations and use or non-use of other technical or business information not in the public domain and research projects and

customer-specific information disclosed to Employee by the Company which is not generally known to the public. The Employee acknowledges and agrees that this information, if disclosed, could place the Company at a competitive disadvantage.

8. **Specific Performance.**

In addition to all other rights and remedies which the Company may have at law, as an additional and cumulative remedy, the covenants contained herein shall be enforceable by specific performance and injunctive relief and shall be construed as separate covenants governing competition in the geographical territory applicable; and if any court shall determine finally that the restraints provided for herein are too broad as to the area, activity or time covered, said area, activity or time covered shall be enforceable within the limits determined by such court to be valid. The Employee acknowledges and agrees that, in the event of a breach of Section 6 or 7 hereof by the Employee, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Employee and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Employee.

9. **Arbitration.**

All disputes relating to Employee's employment or this Agreement shall be resolved by binding arbitration pursuant to the rules of the American Arbitration Association then pertaining. Arbitration proceedings shall be held in Houston, Texas. The parties may, if they are able to do so, agree upon one arbitrator; otherwise, there shall be three arbitrators selected to resolve disputes pursuant to this Section 9, one named in writing by each party within 15 days after notice of arbitration is served upon either party by the other and a third arbitrator selected by the two arbitrators selected by the parties within 15 days thereafter. If the two arbitrators cannot select a third arbitrator within such 15 days, either party may request that the American Arbitration Association select such third arbitrator. If one party does not choose an arbitrator within 15 days, the other party shall request that the American Arbitration Association name such other arbitrator. No one shall serve as arbitrator who is in any way financially interested in this Agreement or in the affairs of either party. Each of the parties hereto shall pay its own expenses of arbitration and one-half of the expenses of the arbitrators. If any position by either party hereunder, or any defense or objection thereto, is deemed by the arbitration to have been unreasonable, the arbitrators shall assess, as part of their award against the unreasonable party or reduce the award to the unreasonable party, all or part of the arbitration expenses (including reasonable attorneys' fees) of the other party and of the arbitrators.

10. **Withholding of Taxes.**

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

11. **Governing Law.**

This Agreement shall be construed according to the laws of Texas, without giving effect to the principles of conflicts of laws of such State.

12. **Amendment; Modification; Waiver.**

This Agreement may not be amended except by the written agreement of both parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification, discharge is agreed to in writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. **Binding Effect.**

This Agreement and the services to be rendered by the Employee hereunder are personal in nature and neither this Agreement nor any rights or obligations pursuant to this Agreement be assigned, transferred or delegated without the consent of the Company and the Employee. Without limiting the generality of the foregoing, the Employee's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no obligation and/or liability to pay any amount so attempted to be assigned, transferred or delegated.

14. Business Expenses.

The Company shall pay Employee's reasonable business expenses, including expenses incurred for travel on the Company's business, in accordance with the policies and procedures of the Company, as may be adopted or amended from time to time at the Company's sole discretion. If Employee incurs business expenses under this Agreement, the Employee shall submit to the Company a monthly request for reimbursement together with supporting documentation satisfactory to the Company

15. Understanding, Fair Construction.

By execution of this Agreement, the parties hereby acknowledge that they have read and understand each provision, term, and obligation contained in this Agreement. Although the entirety of this Agreement has been drafted and prepared by the Company for signature by the Employee, both parties agree that this Agreement shall be construed

fairly and reasonably and not more strictly against the drafting party than the non-drafting party.

16. Entire Contract.

This Agreement constitutes the entire agreement and supersedes all other prior agreements, employment contracts and understandings, written and oral, express or implied with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

[______________________]

President

EMPLOYEE:

____